Exhibit 99.1

  Aaron Rents, Inc. Exceeds $1 Billion in Systemwide Revenues in Fiscal 2003;
       Confirms Earnings Guidance for Fourth Quarter; Raises 2004 Outlook


    ATLANTA, Jan. 28 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the rental, sales and lease ownership, and specialty retailing of residential and office furniture, consumer electronics and home appliances and accessories, today announced that systemwide revenues exceeded the milestone $1 billion mark for fiscal 2003. In addition, the Company confirmed that revenues and earnings for the fourth quarter and year of 2003 were on plan and updated its outlook for 2004.

    Systemwide revenues for 2003 increased 18% to a record $1,033.4 million compared to $874.7 million a year ago. Reported Company revenues were also records, increasing 20% for both the fourth quarter and the 2003 year compared to the same periods of the previous year. A table reconciling Company revenues to systemwide revenues follows below.

    Revenues for the Company's Aaron's Sales & Lease Ownership division increased 24% and 26% for the fourth quarter and year, respectively, from the same periods a year ago. Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods, which excludes Sight & Sound stores acquired in 2002) in the Aaron's Sales & Lease Ownership division increased 10.6% during the fourth quarter of 2003. Same store revenues increased 9.1% for stores open over two years at the end of December 2003.

    "We are obviously very pleased with the expected results," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "The growth in our Aaron's Sales & Lease Ownership division has been impressive and we expect it to continue. We have a proven business model with exceptional growth potential."

    During the fourth quarter the Company awarded area development agreements to various independent operators to open 86 new Aaron's Sales & Lease Ownership franchise stores. For the full fiscal year the Company awarded area development agreements for the opening of 112 more franchise stores. At the end of December there were 241 franchise stores awarded that are expected to open over the next several years.

    At December 31 the Aaron's Sales & Lease Ownership division had 500 Company-operated and 287 franchise stores open. In addition, the Company had 60 rent-to-rent stores in operation. During fiscal year 2003 the Company increased its store base by 19%.

    "For the fourth quarter of 2003 Company revenues will exceed $209 million and we expect diluted earnings per share to be at the high range of our previous guidance of $.29 to $.31 per share. For the first quarter of 2004 we expect revenues to be over $220 million and diluted earnings per share in the range of $.32 to $.34 per share," Mr. Loudermilk continued. "We are revising upward our guidance for the year 2004, now expecting Company revenues to exceed $900 million (excluding revenues of franchisees) with diluted earnings per share in the range of $1.27 to $1.32. We plan to add approximately 140 new stores in 2004, a combination of Company-operated and franchised stores, and an increase of over 16% of our store base open at the end of 2003. We also continue to aggressively look for accretive acquisition opportunities."

    The Company will announce its fourth quarter and full year results for 2003 on February 24.

    Aaron Rents will hold a conference call to discuss its quarterly and full year financial results on Wednesday, February 25, 2004, at 10:30 am Eastern Time. The public is invited to listen in to the call by webcast accessible through our website, www.aaronrents.com , in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc., based in Atlanta, currently has over 850 Company-operated and franchised stores in the United States, Puerto Rico, and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2002, which discussion is incorporated herein by this reference



    Reconciliation of Company Revenues to Systemwide Revenues (1)
    (in millions)

                                       Fiscal Year Ended
                                           December 31,
                                       2003            2002

    Total Company Revenues           $766.8          $640.7
    Royalty Revenues                  (14.0)          (12.3)
    Franchisees' Revenues             280.6           246.3
                                   ---------       ---------
    Systemwide Revenues            $1,033.4          $874.7
                                   =========       =========

    (1) Non-GAAP systemwide revenues are calculated by adding GAAP revenues to the revenues of the Company's franchisees and subtracting the Company's royalty revenues. Franchisee revenues, however, are not revenues of Aaron Rents, Inc.



SOURCE  Aaron Rents, Inc.
    -0-                             01/28/2004
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-404-231-0011, ext. 3334/
    /Web site:  http://www.aaronrents.com /
    (RNT)

CO:  Aaron Rents, Inc.
ST:  Georgia
IN:  REA
SU:  ERN ERP CCA MAV